Exhibit 4.7

Helmerich & Payne, Inc.

2005 Long-Term Incentive Plan

Restricted Stock Award Agreement

Participant Name:	Grant Date:

Vesting Schedule
	Vesting Dates	Percent of Award Vested
Shares Subject to Restricted Stock Award:			%
Expiration Date:			%
%
%
%

Restricted Stock Award Agreement
Under the Helmerich & Payne, Inc.
2005 Long-Term Incentive Plan

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”), made as of the grant date set forth on the cover page of this Award Agreement (the “Cover Page”) at Tulsa, Oklahoma by and between the participant named on the Cover Page (the “Participant”) and Helmerich & Payne, Inc. (the “Company”):

W I T N E S S E T H:

WHEREAS, the Participant is an employee of the Company, a Subsidiary of the Company, or an Affiliated Entity, and it is important to the Company that the Participant be encouraged to remain in the employ of the Company, a Subsidiary of the Company, or an Affiliated Entity; and

WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to receive shares of the Common Stock of the Company, as hereinafter provided, pursuant to the “Helmerich & Payne, Inc. 2005 Long-Term Incentive Plan” (the “Plan”), a copy of which has been provided to the Participant; and

WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

Section 1.              Grant of Restricted Stock Award.  The Company hereby grants to the Participant an award (the “Restricted Stock Award”) of                                    (              ) shares of its Common Stock, par value $.10 (the “Stock”) set forth on the Cover Page, under and subject to the terms and conditions of this Award Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes.

Section 2.              Stock Held by Company.  The Company shall hold a certificate registered in the name of the Participant representing the total number of shares of the Award.  As a condition precedent to issuing a certificate representing these shares of the Award, the Participant must deliver to the Company a duly executed irrevocable stock power (in blank) covering such shares represented by the certificate in the form of Exhibit A attached hereto.  All shares of the Award held by the Company pursuant to this Award Agreement shall constitute issued and outstanding shares of Common Stock of the Company for all corporate purposes, and the Participant shall be entitled to vote such shares and shall receive all cash dividends thereon provided that the right to vote or receive such dividends shall terminate with respect to shares which have been forfeited as provided under this Award Agreement.  While such shares are held by the Company and until such shares have vested on the applicable date set forth on the Cover Page (the “Vesting Date”), the Participant for whose benefit such shares are held shall not have the right to encumber or otherwise change, sell, assign, transfer, pledge or otherwise dispose of such unvested shares of Stock or any interest therein, and such unvested shares of Stock shall not be subject to attachment or any other legal or equitable process brought by or on behalf of any creditor of such Participant; and any such attempt to attach or receive shares in violation of this Award Agreement shall be null and void.  If such shares shall vest on the applicable Vesting Date in accordance with this Award Agreement, the Company shall deliver to the Participant a certificate representing such vested shares.

Section 3.              Timing of Restricted Stock Award.  After, and only after, the conditions of this Award Agreement have been satisfied, the Participant shall be eligible to receive the Award pursuant to the vesting schedule set forth on the Cover Page (the “Vesting Schedule”).  If the Participant’s employment with the Company (or a Subsidiary, a parent of the Company or an Affiliated Entity) remains full-time and continuous at all times through the applicable vesting date(s) specified on the Cover Page (the “Vesting Dates”), then the Participant shall be entitled, subject to the applicable provisions of the Plan and this Award Agreement having been satisfied, to receive on or after the applicable Vesting Date, the number of shares of Stock determined by multiplying the aggregate number of shares of Stock subject to the Award set forth on the Cover Page by the designated percentage set forth on the Cover Page.

Section 4.              Term of Restricted Stock Award.  Subject to earlier termination as herein provided, the Restricted Stock Award shall expire at the close of business on the expiration date set forth on the Cover Page and may not become vested after such expiration date.

Section 5.              Nontransferability of Restricted Stock Award.  Except as otherwise herein provided, the Restricted Stock Award shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution.  More particularly (but without limiting the generality of the foregoing), unvested shares of Stock held by the Company may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Award contrary to the provisions hereof shall be null and void and without effect.  All shares of Stock which are distributed to the Participant as provided under this Award Agreement may not be subsequently transferred except as provided herein.

Section 6.              Employment.  Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company, its parent or any Subsidiary or an Affiliated Entity or interfere in any way with the right of the Company, its parent or any Subsidiary or an Affiliated Entity to terminate the Participant’s employment at any time.

Section 7.              Acceleration of Restricted Stock Awards.  The Committee, in its sole discretion, may elect to accelerate the vesting for all or any part of the shares subject to the Restricted Stock Award for which the applicable Vesting Date(s) has not yet occurred on the date of the Participant’s termination of employment if such termination occurs by reason of death, termination of employment due to a Disability, or Retirement.

Section 8.              Change of Control.  Any and all shares under this Restricted Stock Award shall become automatically fully vested upon the occurrence of a Change of Control Event with such acceleration to occur without the requirement of any further act by either the Company or the Participant.

Section 9.              Securities Law Restrictions.  The Restricted Stock Award shall be vested and Stock issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Stock subject to the Restricted Stock Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect.  The Participant acknowledges that any stock certificate representing Stock acquired under such circumstances will be issued with a restricted securities legend.

Section 10.            Withholding of Taxes.  The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state, or local taxes that it determines it may obligated to withhold or pay in connection with the vesting of the Restricted Stock.  A Participant must pay the amount of taxes required by law upon the vesting of a Restricted Stock Award (i) in cash, (ii) by delivering to the Company shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of such required withholding taxes, or (iii) by a combination of the foregoing.

Section 11.            Legends.  The shares of Stock which are the subject of the Award shall be subject to the following legend:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT FOR HELMERICH & PAYNE, INC. 2005 STOCK INCENTIVE PLAN DATED THE                  DAY OF                                 ,                 .

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ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT.  A COPY OF THE AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF HELMERICH & PAYNE, INC.”

Section 12.            Notices.  All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

Section 13.            Conflicts.  In the event of any conflicts between this Agreement and the Plan, the latter shall control.  In the event any provision hereof conflicts with applicable law, that provision shall be severed, and the remaining provisions shall remain enforceable.

Section 14.            No Part of Other Plans.  The benefits provided under this Agreement or the Plan shall not be deemed to be a part of or considered in the calculation of any other benefit provided by the Company, a Subsidiary or an Affiliated Entity to the Participant.

Section 15.            Participant and Award Subject to Plan.  As specific consideration to the Company for the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement as of the day and year first above written.

HELMERICH & PAYNE, INC., a Delaware corporation

By:

“COMPANY”

“PARTICIPANT”

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Exhibit A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                                       , an individual, hereby irrevocably assigns and conveys to                                                                             ,                                                                              (                    ) shares of the Common Capital Stock of Helmerich & Payne, Inc., a Delaware corporation, $.10 par value.

DATED: